Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2014 with respect to the consolidated financial statements for the year ended December 31, 2013 included in the Annual Report of Novavax, Inc. on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of Novavax, Inc. on Forms S-3 (No. 333-193549 and No. 333-187267) and on Forms S-8 (No. 333-206354, No. 333-198121, No. 333-190600, No. 333-190599, No. 333-183113, No. 333-145298, No. 333-130990, No. 333-110401, No. 333-97931, No. 333-46000, No. 333-77611, No. 33-80279, and No. 33-80277).

/s/ Grant Thornton LLP

McLean, Virginia

February 29, 2016